Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Salient MF Trust:

We consent to the use of our report dated February 26, 2018, with respect to the consolidated financial statements of Salient Adaptive Growth Fund and Subsidiary and Salient Trend Fund and Subsidiary and the financial statements of Salient MLP & Energy Infrastructure Fund and Salient Tactical Plus Fund, and the related notes, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 26, 2018